Exhibit 99.1

                                    ALFACELL
                                  CORPORATION

FOR IMMEDIATE RELEASE:

Contact:
Alfacell Corporation                               Financial Inquiries:
Kuslima Shogen, CEO                                RJ Falkner & Company, Inc.
(973) 748-8082                                     Investor Relations Counsel
info@alfacell.com                                  (800) 377-9893
                                                   INFO@RJFALKNER.COM

Alfacell Corporation Welcomes David Sidransky, M.D. to Board of Directors

BLOOMFIELD, N.J., June 2, 2004 ALFACELL Corporation (OTC Bulletin Board: ACEL -
News), a biopharmaceutical company focused on the discovery, development and commercialization of ribonucleases for anti-cancer and other therapeutic applications, today announced the appointment of David Sidransky, M.D., to the Company's Board of Directors. Dr. Sidransky has nearly 20 years of experience in the practice and instruction of medicine with expertise in oncology and molecular pathology, and has provided scientific guidance to a number of institutions and corporations.

Dr. Sidransky is Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine. In addition, he is Professor of Oncology, Otolaryngology (Head and Neck Surgery), Cellular & Molecular Medicine, Urology, Genetics, and Pathology at Johns Hopkins University and Hospital. Dr. Sidransky is certified in Internal Medicine and Medical Oncology by the American Board of Medicine.

"Doctor Sidransky's appointment brings to our Board invaluable expertise in oncology and the application of pharmaceutical compounds to the treatment of cancer," stated Kuslima Shogen, Ph.D., Chairman of the Board and CEO of Alfacell Corporation. "He will bring added insight into key issues and challenges the Company will face as it continues to develop and commercialize ONCONASE(R) and the other products in its oncology pipeline. We are honored that Dr. Sidransky will co-chair Alfacell's presentation and advisory meeting entitled Ribonucleases, A New Horizon in Cancer Treatment at the upcoming American Society of Clinical Oncology ("ASCO") meeting in New Orleans."

Dr. Sidransky is a founder of several private biotechnology companies and has served on scientific advisory boards for numerous private and public companies, including Medimmune, Telik, Roche and Amgen. He was formerly on the board of scientific counselors at the National Association of Dental and Craniofacial Research ("NIDCR") and is currently a member of the Recombinant DNA advisory committee at the National Institutes of Health ("NIH") (RAC). Dr.

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Sidransky serves on a number of editorial boards and is senior editor of
Clinical Cancer Research. He was appointed to the Board of Directors of ImClone Systems in January 2004. Dr. Sidransky has been responsible for over 250 peer-reviewed publications, has contributed more than 40 cancer reviews and chapters, and has numerous issued biotechnology patents. He has received many awards and honors, including the 1997 Sarstedt International prize from the German Society of Clinical Chemistry, the 1998 Alton Ochsner Award Relating Smoking and Health by the American College of Chest Physicians and the 2004 Hinda and Richard Rosenthal Award from the American Association of Cancer Research. Dr. Sidransky earned his B.S. at Brandeis University and received his M.D. from the Baylor College of Medicine.

About Alfacell

Alfacell Corporation is a leader in the research and development of ribonucleases for anti-cancer and other therapeutic applications. Alfacell can be found on the World Wide Web at www.alfacell.com. Over forty sites in the US, Germany, and Italy are participating in Alfacell's International Malignant Mesothelioma Program. For more information concerning participation in the Company's International Malignant Mesothelioma Program, please contact Alfacell at patientinfo@alfacell.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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